March 15, 1999
             .......................................



                     Satellite Services and
                  Space Segment Lease Agreement


                               for


                       USA Radio Network,
                              Inc.




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                        TABLE OF CONTENTS


Paragraph                                                    Page

                                                                      1.
Supplemental Agreement                                          1
     2.    Definitions                                          1
     3.    Term; Payment                                        1
     4.    Taxes                                                1
     5.    Customer Use of FM Quad Channels                     1
     6.    Customer Use of FM Quad-Related SCPC Channels        1
     7.    Transition Period                                    2
     8.    Equipment, Maintenance, and Signal Delivery
             Responsibilities                                   2
     9.    Risk of Loss and Insurance Requirements at CIT       2
    10.    Indemnity                                            3
    11.    Interruptions and Technical Failures                 3
    12.    Force Majeure                                        3
    13.    SpaceCom Relocation Rights                           3
    14.    Conditional Protected Services                       4
    15.    Assignment                                           4
    16.    No Consequential or Incidental Damages               4
    17.    Notices                                              4
    18.    Confidentiality                                      4
    19.    Governing Law                                        5
    20.    Arbitration                                          5
    21.    Incorporation by Reference                           5
    22.    Severability                                         5
    23.    Headings                                             5
    24.    Entire Agreement                                     5
Appendix One - Definitions                                      7

Exhibit I - Payment Schedule
Exhibit II - FM Quad Technical Specifications
Exhibit III - Operating Specifications
Exhibit IV - Terms and Conditions Relating to Proected Services

                               -i-


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SUPPLEMENTAL SATELLITE SERVICES AND SPACE SEGMENT LEASE AGREEMENT



     THIS SUPPLEMENTAL SATELLITE SERVICES AND SPACE SEGMENT LEASE AGREEMENT (the "Supplemental Agreement") is entered into by and between SpaceCom Systems, Inc. ("SpaceCom"), a Delaware corporation (a wholly-owned subsidiary of United Video Satellite Group, Inc.) with its principal offices at One Technology Plaza, 7140 South Lewis Avenue, in Tulsa, Oklahoma 74136-5422, and USA Radio Network, Inc. ("Customer"), a Texas corporation, with its principal offices at 2290 Springlake Road, Suite 107, Dallas, Texas 75234.

     WHEREAS, SpaceCom and Customer have previously entered into that certain Satellite Services and Space Segment Lease Agreement
March 30, 1995 (the "Original Agreement"); and

     WHEREAS, SpaceCom has rights to certain specific satellite transmission services, including its "FM Squared", "FM Quad" and "SCPC" (each as hereinafter defined) transmission techniques, and space segment capacity on the GE3 Satellite through February 29, 2000, as described more fully below; and

     WHEREAS, SpaceCom is currently negotiating for such additional space segment capacity for that period after February 29, 2000; and

     WHEREAS, Customer desires to supplement its current contract with SpaceCom in an effort to allow Customer to use satellite transmission services and space segment capacity for that period after February 29, 2000.

     NOW, THEREFORE, in consideration of the premises set forth above and the following mutual covenants, the parties hereto agree as follows:

     1. Supplemental Agreement. This Supplemental Agreement shall supplement, amend, and modify the Original agreement as set forth herein. SpaceCom and Customer intend that, to the extent not inconsistent with this Supplemental Agreement, the terms and conditions of the Original Agreement shall remain in full force and effect.

     2.   Definitions.  Appendix One attached to this
Supplemental Agreement.

     3. Term; Payment. The term of this Supplemental Agreement shall commence on March 1, 2000 and shall continue in effect until March 1, 2005, except as otherwise set forth herein. Payment for services provided under this Supplemental Agreement shall be in accordance with Exhibit I attached hereto. Payment for the FM Quad Channels and the FM Quad-Related SCPC Channels (as defined herein) shall commence at the beginning of the Post Dual Feed Period (as defined in Section 7 below) and shall continue until the end of the term of this Supplemental Agreement regardless of whether Customer actually uses the FM Quad Channels or the FM Quad-Related SCPC Channels.

     4. Taxes. In addition to the monthly charges and other payments set out in Exhibit I, Customer shall be solely responsible for any and all taxes or fees, including but not limited to any sales, use, value added or other taxes (excluding all forms of income tax) which are imposed by any local, state or United States governmental entity on the services or good provided by SpaceCom under this Supplemental Agreement.

     5.   Customer Use of FM Quad Channels.   Subject to the
provisions below in Paragraph 7, SpaceCom shall make available to Customer, and Customer accepts from SpaceCom the use of and agrees to pay SpaceCom for hereunder two (2) 192 kb/s FM Quad Channels (the "FM Quad Channels") located on a Transponder on the GE3 Satellite for which SpaceCom obtains space segment capacity. The FM Quad Channels shall have Technical Specifications as outlined in Exhibit II.

     6.   Customer Use of FM Quad-Related SCPC Channels.

          a. Subject to the provisions set forth below in Paragraph 7, SpaceCom shall make available to Customer and Customer accepts from SpaceCom the use of and agrees to pay SpaceCom for hereunder, two (2) 192 kb/s SCPC Channels (the "FM Quad-Related SCPC Channels") located on a Transponder on the GE3 Satellite for which SpaceCom obtains space segment capacity (the "FM Quad-Related SCPC Transponder") for SCPC backhaul delivery of Customer's signal from the Dallas Fort Worth Teleport ("DFWT") to SpaceCom's Chicago International Teleport (the "CIT" as hereinafter defined). The FM Quad-Related SCPC Channels will have Technical Specifications as outlined in Exhibit II (as such Exhibit may be replaced by SpaceCom from time to time to reflect any change in transponder and/or Satellite in accordance with the terms of this Supplemental Agreement).

          b. SpaceCom has initially contracted with the DFWT for backhaul of the FM Squared Channels (the "FM Squared Channels") by SCPC (as defined herein) transmission from the DFWT to the CIT. Backhaul from the DFWT to the CIT of the FM Quad Channels shall be the responsibility of SpaceCom, to be carried out initially through its contract with DFWT. Backhaul transmission method shall be determined solely by SpaceCom.

     7. Transition Period. Under the Original Agreement, Customer is using two (2) SCPC Channel(s) on Transponder 13 (the "FM Squared-Related SCPC Channels") and three (3) FM Squared Channel(s) on Transponder 13 (the "FM Squared Channels"). In order to allow the Customer a transition period, effective
July 15, 1999 through February 29, 2000 (the "Dual Feed Period'), SpaceCom shall make available for Customer's use the FM Quad Channels as set forth above, in addition to the FM Squared-Related SCPC Channels and FM Squared Channels currently being provided pursuant to the original Agreement. During the Dual Feed Period, Customer shall continue to be charged the rate specified in the Original Agreement for the FM Squared Channels and FM Squared-Related SCPC Channels and shall not be charged any additional fees for the FM Quad Channels. The period commencing on termination of the Dual Feed Period shall be referred to herein as the "Post Dual Feed Period".

     8.   Equipment, Maintenance, and Signal Delivery
Responsibilities.

          a. Customer accepts sole responsibility for delivering its signals to the DFWT.

          b. SpaceCom shall at its cost provide, operate and maintain (or cause to be done) all SCPC transmission equipment required at the DFWT to transmit Customer's backhaul channels to the CIT and the SCPC Channels.

          c. SpaceCom shall, at its cost, provide, install and maintain all downlink equipment required to receive
     Customer's backhaul channels at the CIT.

          d. SpaceCom shall at its cost provide, operate and maintain all FM Quad transmission equipment required at the CIT to transmit Customer's signal from the CIT to the GE3
     Satellite.

          e. Customer shall at its cost equip, install and maintain all sites (or cause them to be equipped, installed and maintained) with any downlink equipment required for reception of Customer's FM Quad Channels. SpaceCom shall have no liability due to any failure of Customer's sites to receive Customer's signal due to downlink equipment, installation, and/or maintenance provided by others.

          f. SpaceCom Systems, Inc. will have the DVE Carrier up within thirty days of receipt of working and fully functional hardware from Wegener Communications, Inc.

     9.   Risk of Loss and Insurance Requirements at CIT.

          a. Customer shall bear all risk of loss to its equipment or other property located at the CIT, regardless of the cause of any such loss.

          b. To cover its employees and/or agents performing work at the CIT, and Customer's equipment or other property located at the CIT, Customer shall carry and maintained its own cost during the term of this Supplemental Agreement, with insurance companies having an "A.M. Best's" rating of "A-" or better, the insurance indicated below as a minimum requirement:

     Type of Coverage              Limits of Liability
     -------------------------------------------------------------
     Workers' Compensation         Statutory per State of Illinois
     Employers Liability           $500,000
     Commercial General Liability  $1,000,000
        Occurrence
        Broad Form Contractual Liability

Customer shall furnish SpaceCom certificates evidencing such coverage stating that SpaceCom be provided with 30 days prior written notice of cancellation, non-renewal or reduction of limits. All policies shall contain an endorsement waiving subrogation rights of insurer against SpaceCom.

          c. Customer shall not by any act of commission or omission cause an increase in the rate of insurance or the cancellation of any insurance policy carried by SpaceCom covering the CIT.

     10. Indemnity. Customer shall indemnify, defend and hold SpaceCom, and the Satellite Transponder Provider, their parent and affiliate corporations, officers, directors, employees, agents, successors and assigns, harmless from and against any and all losses, liabilities, claims, demands, costs, and expenses arising out of or related directly or indirectly to Customer's use of the FM Quad and FM Quad-Related SCPC Channels (including, but not limited to, reasonable attorneys' fees and costs of suit). Customer's indemnification of SpaceCom, and the Satellite Transponder Provider, their parent and affiliate corporations, officers, directors, employees, agents, successors and assigns, shall include but not be limited to claims for libel, slander, infringement of copyright or patent, unauthorized use or infringement of trademark, trade name or service mark, or any signal interference, arising out of or related to Customer's use of the FM Quad and FM Quad-Related SCPC Channels.

     11. Interruptions and Technical Failures. SpaceCom shall have no liability whatsoever for interruptions in satellite service that are caused (1) by Customer or Customer-provided facilities; (2) by sun transient outage; or (3) by rain fade.
In the event of any interruption of satellite service or technical failure for any reason other than these three reasons, the SOLE AND EXCLUSIVE liability of SpaceCom shall be a pro rata refund of the monthly fee (as such fee is specified in Exhibit 1 hereto or in Exhibit 1 to the Original Agreement, as applicable) paid by Customer for any period exceeding five (5) minutes in a one (1) hour period during which service shall not have been provided. No more than one full day's credit will be allowed for any period of twenty-four (24) hours. The length of the interruption shall be measured from the time Customer notifies SpaceCom of the interruption. Such pro rata refund shall be Customer's EXCLUSIVE REMEDY for such interruption of satellite service or technical failure, and Customer shall have no other remedy against SpaceCom or the Satellite Transponder Provider, their parent and affiliate corporations, officers, directors, employees agents, successors and assigns with respect to any such interruption.

     12. Force Majeure. SpaceCom shall not be liable to Customer hereunder nor shall it be considered to be in breach of this Supplemental Agreement due to SpaceCom's failure to perform its obligations hereunder in a timely manner as a direct result of any cause beyond its reasonable control, including but not limited to any nature calamity, work stoppage by any unaffiliated third party supplier, act of any public enemy or any military, civil or regulatory authority, a material change in any law or regulation governing the performance of the parties hereunder, disruption or outage of communication equipment, loss of electric power, damage or destruction to satellite equipment, or loss of access to applicable satellite transponder capacity.

     13.  SpaceCom Relocation Rights.

          a. SpaceCom shall have the right to move Customer's FM Quad Channels to another transponder and/or satellite other than the transponder and/or satellite to which Customer is initially assigned, provided, however, that SpaceCom shall give Customer thirty (30) days' advance written notice of any planned move and, provided, further, that SpaceCom shall not exercise this relocation right without good cause, such cause to be determined solely by SpaceCom.

          b. SpaceCom shall have the right to move Customer's FM Quad-Related SCPC service to another transponder and/or satellite other than the transponder and/or satellite to which Customer is initially assigned, provided, however, that SpaceCom shall give Customer thirty (30) days' advance written notice of any planned move; and provided further, that SpaceCom will not exercise this relocation right without good cause, such cause to be solely determined by SpaceCom.

          c. SpaceCom shall have the right to change the frequency of Customer's FM Quad and/or FM Quad-Related SCPC Channels. SpaceCom will not exercise this right without good cause, such cause to be determined solely by SpaceCom, and SpaceCom will give Customer a minimum of ten (10) days' advance written notice of the change of frequency.

          d. SpaceCom shall have the right during the term of this Supplemental Agreement to relocate and/or to reconfigure the CIT.

     14. Conditional Protected Services. SpaceCom has a current contract for protected transponder service from GE, which service is outlined on Exhibit IV hereto. SpaceCom shall provide protected service under this Supplemental Agreement to Customer to the same extent that SpaceCom receives protected service from the Satellite Transponder Provider.

     15. Assignment. Customer shall not assign or transfer its rights, interests and obligations under this Supplemental Agreement to any other parties without SpaceCom's prior written consent, which consent shall not be unreasonably withheld or delayed. Customer agrees that SpaceCom may assign or transfer its rights, interests and/or obligations under this Supplemental Agreement.

     16. No Consequential or Incidental Damages. Except for Customer's indemnification obligations pursuant to Paragraph 10 of this Supplemental Agreement, in no vent whatsoever shall either party have any liability to the other or to any other party for consequential or incidental damages.

     17. Notices. Notices to be given the parties hereunder shall be mailed by certified or registered mail, return receipt requested, sent by private courier service, or personally delivered to the parties at the following addresses:

          If to SpaceCom:     SpaceCom Systems, Inc.
                              One Technology Plaza
                              7140 South Lewis Avenue
                              Tulsa, Oklahoma  74136-5422
                              Attn: Senior Vice President/General
                              Manager
                              Telephone:  (918) 488-4800
                              Facsimile:   (918) 488-4848

          If to Customer:     USA Radio Network, Inc.
                              2290 Springlake Road, Suite 107
                              Dallas, TX  75234
                              Attn:   Vice President and  General
                              Manager
                              Telephone:  (972) 484-3900
                              Facsimile:   (972) 241-6826

     18.  Confidentiality.

          a. Each party acknowledges that in the course of performance of its obligations pursuant to this Supplemental Agreement or any amendment, it may obtain certain confidential and/or proprietary information of the other party or the other party's customers, including the terms and conditions of this Supplemental Agreement or any amendment ("Information"). Each party hereby agrees that all Information communicated to it by the other party or its customers, whether before or after the Execution Date shall be and was received in strictest confidence, shall be used only for purposes of this Supplemental Agreement or any amendment, and shall not be disclosed by such receiving party, its agents or employees without the prior written consent of the disclosing party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the receiving party. the obligations imposed by this paragraph shall not apply to a party's Information, or any portion thereof, which is
     (i) publicly known through no unauthorized act of the other party, (ii) independently developed by the other party,
     (iii) already known by the other party without an obligation of confidentiality, or (iv) rightfully received from a third party who is not obligated to keep such Information confidential. The obligations set forth in this paragraph shall survive termination of this Supplemental Agreement or by amendment.

          b. While the specific terms of this Supplemental Agreement, including pricing terms, are confidential, the existence of this Supplemental Agreement shall not be confidential, and SpaceCom and Customer shall each have the other's approval and permission to distribute and/or publish news releases, advertisements, and any other type of marketing or promotional materials which contain non-confidential information such as the names and primary contacts of SpaceCom and Customer and a general description of the services contracted for under this Supplemental Agreement.

     19. Governing Law. The parties hereto agree that this Supplemental Agreement shall be deemed to have been executed and delivered in the State of Oklahoma, and it shall be governed by and construed in accordance with the laws of said State.

     20. Arbitration. Any dispute, claim or controversy in connection with or arising under this Supplemental Agreement, its interpretation, validity or any breach hereof, which cannot be resolved between the parties within sixty (60) days after both parties are aware of the dispute, claim or controversy, shall be finally and exclusively resolved by arbitration under the rules of the American Arbitration Association then prevailing. The site for any arbitration hearing shall be Tulsa, Oklahoma. In resolving the dispute, the arbitrator(s) shall be bound by the terms of this Supplemental Agreement and the governing law of this Supplemental Agreement. The non-prevailing party shall be assessed all arbitration fees and costs. The award of the arbitrator(s) shall be final and binding. If it becomes necessary for either party to enforce an arbitration award by legal action, the other party shall pay all reasonable costs and attorney's fees incurred by the party seeking to enforce the award.

     21.  Incorporation by Reference.  Appendix One and
Exhibits I - IV attached to this Supplemental Agreement, and the premises immediately preceding this Supplemental Agreement, are hereby incorporated into this Supplemental Agreement.

     22. Severability. If any term or condition of this Supplemental Agreement is ever found to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining terms and conditions of this Supplemental Agreement and this Supplemental Agreement, excluding the invalid or unenforceable term or condition or portion thereof, shall continue to remain in full force and effect.

     23. Headings. The headings of the paragraphs of this Supplemental Agreement have been set forth for ease of reference only and shall not be used to construe or interpret the terms and conditions of the Supplemental Agreement.

     24. Entire Agreement. This Supplemental Agreement, when read in conjunction with the Original Agreement, represents the total understanding between the parties. Other than the Original Agreement, there are not other agreements, representations, or warranties, whether oral or written, respecting the subject matter hereof. This Supplemental Agreement may be amended or modified only by written amendment signed by the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Agreement as of the date of the last signature hereto.


     SpaceCom:                               Customer:

     SPACECOM SYSTEMS, INC.,                 USA RADIO NETWORK
     a Delaware Corporation                  a Texas Corporation


     By: /s/                                 By:   /s/ Tom Tradup
         --------------------                    ----------------
                                                  Tom Tradup
     Title: Senior Vice President            Title: Vice President
     General Manager                         & General Manager

     Date:  1/15/99                          Date:  1/15/99

                          APPENDIX ONE

                           DEFINITIONS


AS USED IN THIS AGREEMENT:

          a.   BACKHAUL - shall mean the method of delivering
Customer's signal(s) to the CIT for purposes of this contract, whether by satellite or leased lines.

          b.   CIT - shall mean the Chicago International
Teleport, SpaceCom's satellite transmission facility in Monee, Illinois.

          c. DOWNLINK -shall mean equipment provided by Customer and/or its customers for reception of the satellite signals and demodulation of the signals provided by Customer.

          d. FM QUAD - shall mean a DVB compliant, QPSK modulated carrier.

          e. FM QUAD CHANNEL - shall mean that channel described at paragraph 5 of the Supplemental Agreement to which this Appendix is attached.

          f. FM QUAD TRANSPONDER - shall mean that Transponder on Satellite GE3 on which FM Quad modulation techniques are used.

          g. MODULATION INDEX (MI) - shall refer to subcarrier with respect to its deviation of the main carrier. MI is determined by applying the following formula:

     MI = The peak deviation of the main carrier due o a given subcarrier divided by the subcarrier's operating frequency.

          h. OPERATING SPECIFICATIONS - shall mean those operating specifications and access procedures for transmit earth stations under Customer's direct control which use FM Quad
Transponder under this Supplemental Agreement.

          i.   SATELLITE TRANSPONDER PROVIDER - shall mean GE
American Communications or such other satellite provider designed by SpaceCom in accordance with the terms of the Supplemental
Agreement.

          j. SCPC - shall mean a single-channel-per-carrier transmission method which has been designated for signal delivery to the CIT.

          k. FM Quad-Related SCPC CHANNEL - shall mean that channel described at paragraph 6 of the Supplemental Agreement to which this Appendix is attached.

          l. SCPC TRANSPONDER - shall mean that transponder on Satellite GE3 on which FM Quad-Related SCPC space has been allocated.

          m. TECHNICAL SPECIFICATIONS - shall mean the technical specifications for the FM Quad and FM Quad-Related SCPC Channels as presented in Exhibit II attached to the Supplemental Agreement to which this Appendix is also attached (as such Exhibit may be replaced by SpaceCom from time to time to reflect any change in transponder and/or satellite in accordance with the terms of the Supplemental Agreement).








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